EX.99.a.iv

Schedule A

As of March 1, 2019

AGFiQ U.S. Market Neutral Momentum Fund

AGFiQ U.S. Market Neutral Value Fund

AGFiQ U.S. Market Neutral Size Fund

AGFiQ U.S. Market Neutral Anti-Beta Fund

AGFiQ Hedged Dividend Income Fund

AGFiQ Equal Weighted Value Factor Fund

AGFiQ Equal Weighted Low Beta Factor Fund

AGFiQ Equal Weighted High Momentum Factor Fund

AGFiQ Global Infrastructure ETF

AGFiQ Dynamic Hedged U.S. Equity ETF

AGF Global Equity Fund

AGF Global Sustainable Growth Equity Fund